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                                                          Exhibit (10)(iii)(A)27

                                                               December 15, 2003

Mr. David Dorman

Dear Dave:

         This letter will confirm the recent approval by the Compensation and Employee Benefits Committee of the AT&T Board of Directors (the "Committee") of special allowances to be paid by AT&T (the "Company") in connection with your assignment as Chief Executive Officer of AT&T based in Bedminster, New Jersey and the requirement that you relocate to the New York/New Jersey area by December 31, 2003.

SPECIAL TEMPORARY ALLOWANCE: To temporarily mitigate the cost to you of maintaining two homes while you market your Atlanta home, the Company will continue to provide to you a Special Temporary Allowance (STA) during the time you own your current Atlanta home but ending the month before the month in which the sale occurs and, in no event, later than July 1, 2004. The STA will be increased to $12,000 (twelve thousand dollars) per month retroactive to September 1, 2003, the effective date of the lease on your local residence. A lump sum payment will be made to reflect the difference between the STA previously paid since September 1, 2003 and this new STA. Going forward, this payment will be made on a monthly basis concurrent with your regular monthly paycheck. These payments will be grossed-up for federal and state taxes, since such STA payments are considered taxable income. The payments will not be included in your pay base for calculating any employee benefits.

OTHER RELOCATION PROVISIONS: Because of security considerations and other real estate factors, it has been determined that the Atlanta home has not been in posture for marketing within the 90 day period prescribed by the AT&T Management Relocation Plan (the "Plan") for Company purchase of a home. In consideration of those factors, the Company shall extend the provision for the Company to buy the Executive's Atlanta home under the Plan until July 1, 2004 using the $2.975 million appraised value under the Plan.

In addition, should the Executive succeed in selling his Atlanta home on his own before July 1, 2004, the Company shall provide a special payment as specified in the Plan (the "Incentive") to the Executive in the amount of 1% (one percent) of the selling price of the Atlanta home as documented on form HUD-1 (Settlement Statement). The Incentive shall be paid to the Executive at the end of the month following the month of sale. This payment is considered taxable income and will be subject to Federal and state income taxes. No gross-up payment will be provided and the payment will not be included in your pay base for calculating any employee benefits.



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D. Dorman - Relo 12.03
Page 2

The STA payments with gross up, the Company purchase of the Executive's home under the Plan and payment of the Incentive are all predicated upon your continued employment with the Company at the time the payments are due

Please acknowledge your acceptance of the terms of this agreement by signing below where indicated.

                                                   Sincerely,


                                                   /s/  Mirian M. Graddick-Weir

Acknowledged:


/s/  David Dorman

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David Dorman